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                                                                    EXHIBIT 23.2


                  [Letterhead of PricewaterhouseCoopers L.L.P.]

                        INDEPENDENT ACCOUNTANTS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Hudson Hotels Corporation on Form S-8 of our report dated March 24, 1999 on our audit of the consolidated financial statements of Hudson Hotels Corporation as of and for the years ended December 31, 1998 and 1997, respectively, and our report dated March 22, 1997 on our audit of the financial statements of HH Properties-1, a wholly owned subsidiary of Hudson Hotels Corporation, as of December 31, 1996 and for the period November 15, 1996 through December 31, 1996, which reports are included in the form 10K of Hudson Hotels Corporation.

                                          /s/ PricewaterhouseCoopers L.L.P
                                          --------------------------------


Rochester, New York
July 19, 1999